Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$6,301,900	$859.58

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

December 2012 Pricing Supplement Registration Statement No. 333-180289 Dated December 21, 2012 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

$6,301,900 Trigger PLUS Based on the Level of the EURO STOXX 50® Index due December 28, 2015

Trigger Performance Leveraged Upside SecuritiesSM

The Trigger PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” herein. At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. However, at maturity, if the underlying index does not change or has depreciated, and (i) if the level of the underlying index is greater than or equal to the specified trigger level, investors will receive the stated principal amount of their investment, or (ii) if the level of the underlying index is less than the specified trigger level, the investor will lose 1% for every 1% decline in the underlying index from the pricing date to the valuation date. The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	December 28, 2015, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Underlying index:	EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)
Aggregate principal amount:	$6,301,900
Payment at maturity:

•     If the final index level is greater than the initial index level:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•     If the final index level is less than or equal to the initial index level and is greater than or equal to the trigger level:

$10

•     If the final index level is less than the trigger level:

$10 x the index performance factor

This amount will be less than the stated principal amount of $10, which will result in a loss of at least 15%, and possibly all, of your investment. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	500%
Index percent increase:	(final index level – initial index level) / initial index level
Initial index level:	2,651.09, which was the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Closing level:	The closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SX5E <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Trigger level:	2,253.43, which is 85% of the initial index level, rounded to two decimal places
Valuation date:	December 22, 2015, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Index performance factor:	final index level / initial index level
Maximum payment at maturity:	$16 per Trigger PLUS (160% of the stated principal amount)
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	December 21, 2012
Original issue date:	December 27, 2012 (3 business days after the pricing date)
CUSIP:	40433T497
ISIN:	US40433T4976
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and Issue Price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.25	$9.75
Total	$6,301,900.00	$157,547.50	$6,144,352.50
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.25 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.25 for each Trigger PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”

Investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this pricing supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the Trigger PLUS, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Trigger PLUS Based on the Level of the EURO STOXX 50® Index due December 28, 2015

Trigger Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The Trigger PLUS Based on the Level of the EURO STOXX 50® Index due December 28, 2015 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index
▪	To enhance positive returns and potentially outperform the underlying index in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor
▪	To avoid loss in the event of a decline of the underlying index as of the valuation date, but only if the final index level is greater than or equal to the trigger level. All payments on the Trigger PLUS are subject to the credit risk of HSBC

Maturity:	Approximately three years
Leverage factor:	500%
Maximum payment at maturity:	$16 per Trigger PLUS (160% of the stated principal amount)
Trigger level:	85% of the initial index level
Minimum payment at maturity:	None. You may lose your entire initial investment in the Trigger PLUS.
Coupon:	None

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Trigger Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Trigger PLUS offer 500% leveraged upside on the positive performance of the underlying index, subject to a maximum payment at maturity of $16 per Trigger PLUS (160% of the stated principal amount).

Investors can use the Trigger PLUS to enhance returns up to the maximum payment at maturity and avoid loss in the event of a decline of the underlying index on the valuation date, but only if the final index level is greater than or equal to the trigger level. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the securities included in the underlying index.
Trigger Feature	At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount, but only if the final index level is greater than or equal to the trigger level.
Payment Scenario 1	The level of the underlying index increases and, at maturity, the Trigger PLUS redeem for the stated principal amount of $10 plus 500% of the index percent increase, subject to a maximum payment at maturity of $16 per Trigger PLUS (160% of the stated principal amount).
Payment Scenario 2	The level of the underlying index does not change or declines but the final index level is greater than or equal to the trigger level and, at maturity, the Trigger PLUS redeem for the stated principal amount of $10.
Payment Scenario 3	The level of the underlying index declines and the final index level is less than the trigger level and, at maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount that is proportionate to the decline.

Key Risks

Investment in the Trigger PLUS involve certain risks. See “Risk Factors” beginning on page 6 of this pricing supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement.

In the prospectus supplement, please consider:

▪	Risks relating to all note issuances.

In the Equity Index Underlying Supplement, please consider:

▪	General risks related to indices;
▪	Risks associated with Non-U.S. companies;
▪	Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and to a lesser extent, foreign markets;
▪	Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes; and
▪	The notes will not be adjusted for changes in exchange rates.

In this pricing supplement, please consider:

▪	Trigger PLUS do not pay interest and may result in a loss;
▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity;
▪	Credit risk of HSBC USA Inc.;
▪	The market price will be influenced by many unpredictable factors;
▪	Investing in the Trigger PLUS is not equivalent to investing in the securities included in the underlying index;
▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS;
▪	Certain built-in costs are likely to adversely affect the value of the Trigger PLUS prior to maturity;
▪	The amount payable on the Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date.
▪	The Trigger PLUS are subject to risks associated with foreign equity securities.
▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited;
▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS;
▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS;
▪	The Trigger PLUS are not insured by any governmental agency of the United States or any other jurisdiction; and
▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

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Trigger Performance Leveraged Upside SecuritiesSM

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	500%.
Maximum payment at maturity:	$16 per Trigger PLUS (160% of the stated principal amount)
Trigger level:	85% of the initial index level

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final index level is greater than the initial index level, investors would receive the $10 stated principal amount plus 500% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity of $16 per Trigger PLUS. Under the terms of the Trigger PLUS, an investor would realize the maximum payment at maturity at a final index level of 112% of the initial index level.
▪	For example, if the underlying index appreciates 3%, investors would receive a 15% return, or $11.50 per Trigger PLUS.
▪	For example, if the underlying index appreciates 20%, investors would receive only the maximum payment at maturity of $16 per Trigger PLUS, or 160% of the stated principal amount.
▪	Par Scenario: If the final index level is less than or equal to the initial index level but is greater than or equal to the trigger level, investors would receive the stated principal amount of $10 per Trigger PLUS.
▪	For example, if the underlying index depreciates 10%, investors would receive the $10 stated principal amount.
▪	Downside Scenario: If the final index level is less than the trigger level, investors would receive an amount that is less than the stated principal amount by an amount, based on a 1% loss of principal for each 1% decline in the level of the underlying index.
▪	For example, if the underlying index depreciates 20%, investors would lose 20% of their principal and receive only $8 per Trigger PLUS at maturity, or 80% of the stated principal amount.

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Trigger Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the closing level of the underlying index on the valuation date, as determined as follows:

If the final index level is greater than the initial index level:

$10    +    leveraged upside payment; subject to the maximum payment at maturity.

Leveraged Upside Payment

Principal		Principal	Leverage Factor	Index Percent Increase
$10	+	$10	500%

If the final index level is less than or equal to the initial index level and is greater than or equal to the trigger level:

the stated principal amount of $10

If the final index level is less than the trigger level:

($10    ✗    index performance factor)

Principal	Index Performance Factor
$10

Because the index performance factor will be less than 0.85, the payment at maturity will be less than the stated principal amount under this scenario. As there is no minimum payment at maturity on the Trigger PLUS, you may lose your entire initial investment in the Trigger PLUS.

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Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement. Investing in the Trigger PLUS is not equivalent to investing directly in any of the stocks comprising the underlying index. You should understand the risks of investing in the Trigger PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Trigger PLUS in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the Trigger PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement;

“— General risks related to indices” in the Equity Index Underlying Supplement;

“— Risks associated with Non-U.S. companies” in the Equity Index Underlying Supplement;

“— Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and to a lesser extent, foreign markets” in the Equity Index Underlying Supplement;

“— Time differences between the domestic and foreign markets and New York City may create discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement; and

“— The notes will not be adjusted for changes in exchange rates” in the Equity Index Underlying Supplement

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	Trigger PLUS do not pay interest and may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index level is less than the trigger level (which is 85% of the initial index level), you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by at least 15% and by an amount proportionate to the decline in the level of the underlying index, subject to the credit risk of HSBC. You may lose up to 100% of the stated principal amount of the Trigger PLUS.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $16 per Trigger PLUS (160% of the stated principal amount). Although the leverage factor provides 500% exposure to any increase in the final index level over the initial index level, because the payment at maturity will be limited to 160% of the stated principal amount for the Trigger PLUS, any increase in the final index level over the initial index level by more than 12% of the initial index level will not further increase the return on the Trigger PLUS.
▪	Credit risk of HSBC USA Inc. The Trigger PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Trigger PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Trigger PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Trigger PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS.
▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and securities underlying the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the EURO STOXX 50® Index” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.
▪	Investing in the Trigger PLUS is not equivalent to investing in the securities included in the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the securities underlying the underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks that constitute the underlying index.

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Trigger Performance Leveraged Upside SecuritiesSM

▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index. Further, the publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.
▪	Certain built-in costs are likely to adversely affect the value of the Trigger PLUS prior to maturity. The original issue price of the Trigger PLUS includes the agent’s fees and commissions and the estimated cost of HSBC hedging its obligations under the Trigger PLUS. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Trigger PLUS from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the stated maturity date could result in a substantial loss to you. The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity.
▪	The amount payable on the Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date. The final index level will be based on the closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then drops on the valuation date to at or below the initial index level, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to such drop. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index level, the payment at maturity will be based solely on the closing level of the underlying index on the valuation date.
▪	The Trigger PLUS are subject to risks associated with foreign equity securities. The underlying index tracks the prices of foreign equity securities. Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.
▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS. As calculation agent, HSBC or one of its affiliates has determined the initial index level and the trigger level and will determine the final index level, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and the selection of a successor index or calculation of the final index level in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity. Although the calculation agent has made all determinations and take all action in relation to the establishment of the initial index level in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Trigger PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Trigger PLUS in taking any actions, including the determination of the initial index level, that might affect the value of your Trigger PLUS.
▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates have carried out, and will continue to carry out, hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index level and, therefore, could

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Trigger Performance Leveraged Upside SecuritiesSM

have increased the level at which the underlying index must close so that an investor does not suffer a loss on the investor’s initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.
▪	The Trigger PLUS are not insured by any governmental agency of the United States or any other jurisdiction. The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Trigger PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Trigger PLUS.
▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Trigger PLUS, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Trigger Performance Leveraged Upside SecuritiesSM

Information About the EURO STOXX 50® Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from December 21, 2007 through December 21, 2012. The closing level for the SX5E on December 21, 2012 was 2,651.09. We obtained the closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the level of the SX5E on the valuation date.

SX5E Historical Performance – Daily Closing Levels December 21, 2007 to December 21, 2012

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Trigger Performance Leveraged Upside SecuritiesSM

Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	40433T497
ISIN:	US40433T4976
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Trigger PLUS, and therefore significant aspects of the tax treatment of each Trigger PLUS is uncertain as to both the timing and character of any inclusion in income in respect of each Trigger PLUS. Under one approach, each Trigger PLUS could be treated as a pre-paid executory contract with respect to the underlying index. We intend to treat each Trigger PLUS consistent with this approach. Pursuant to the terms of each Trigger PLUS, you agree to treat each Trigger PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each Trigger PLUS as a pre-paid executory contract with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to each Trigger PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Trigger PLUS for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder or non-U.S. holder, as the case may be. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Trigger PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Trigger PLUS is required to accrue income in respect of the Trigger PLUS prior to the receipt of payments under the Trigger PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Trigger PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Trigger PLUS could be subject to U.S. withholding tax in respect of a Trigger PLUS. It is unclear whether any regulations or other guidance would apply to the Trigger PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Trigger PLUS.

For a further discussion of U.S. federal income tax consequences related to each Trigger PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Trigger PLUS from HSBC for distribution to Morgan Stanley Smith Barney LLC. HSBC Securities (USA) Inc. will act as agent for the Trigger PLUS and will receive a fee of $0.25 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.25 for each Trigger PLUS they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Events of Default and Acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Trigger PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final index level. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the

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Trigger PLUS Based on the Level of the EURO STOXX 50® Index due December 28, 2015

Trigger Performance Leveraged Upside SecuritiesSM

same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Validity of the Trigger PLUS:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Trigger PLUS offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 22, 2012, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 filed with the Securities and Exchange Commission on March 22, 2012.
Where You Can Find More Information:

This pricing supplement relates to an offering of securities linked to the underlying index identified on the cover page. The purchaser of a Trigger PLUS will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of Trigger PLUS relates to the underlying index identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any component security included in the underlying index or as to the suitability of an investment in the Trigger PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Trigger PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at .www.sec.gov as follows:

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

This document provides a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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